EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended September 30, 2005 and 2004
(Unaudited)
(In thousands, except per share data)
	2005	2004

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions	$20,169	14,295

Denominator:
Basic earnings per share -
weighted-average shares	3,610	3,569

Effect of dilutive stock options	37	39

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,647	3,608

Basic earnings per share	$5.59	4.01

Diluted earnings per share	$5.53	3.96

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Nine Months Ended September 30, 2005 and 2004
(Unaudited)
(In thousands, except per share data)
	2005	2004

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$60,469	48,623
Cumulative effect of change in accounting principle	-	54,697

Net earnings	$60,469	103,320

Denominator:
Basic earnings per share -
weighted-average shares	3,600	3,560

Effect of dilutive stock options	34	41

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,634	3,601

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$16.80	13.66
Cumulative effect of change in accounting principle	-	15.36

Net earnings	$16.80	29.02

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$16.64	13.50
Cumulative effect of change in accounting principle	-	15.19

Net earnings	$16.64	28.69